UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Chubb Limited

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Chubb Limited

Bärengasse 32

CH-8001 Zurich

Switzerland

May 4, 2022

Re: Report Feedback Statement on Glass Lewis’ Report for Chubb Limited’s May 19, 2022 Annual General Meeting

To Glass, Lewis & Co.:

We are writing in response to your recommendation in your report on the annual meeting of Chubb Limited that shareholders vote in favor of Agenda Item 14, the shareholder proposal submitted by As You Sow requesting that Chubb prepare a report addressing whether and how it intends to measure, disclose, and reduce the greenhouse gas (GHG) emissions associated with its underwriting, insuring and investment activities in alignment with the Paris Agreement’s 1.5°C goal, requiring net zero emissions.

We appreciate that you recognize Chubb has provided substantial climate disclosure and that we have not neglected climate change issues. We are concerned, however, that your rationale for recommending in favor of the proposal is based on an erroneous understanding of Scope 3 disclosures by Chubb and its peers. At the beginning of your recommendation on this proposal, you state that “unlike its peers, the Company does not disclose its Scope 3 emissions.” First, Chubb does disclose certain Scope 3 emissions, including emissions from business travel in the Environmental Statement (beginning on page E-1) of our 2021 Annual Report, available on Chubb’s website. Second, to the extent that you are referring to emissions associated with the activities of our clients, we are not aware of any insurance company that does so. We believe this is because, as noted in our Board of Directors’ Statement of Opposition to Agenda Item 14 in our proxy statement, there is no agreed upon methodology to measure the emissions from millions of clients, from individuals to multinational corporations, engaged in virtually every form of human activity. While some insurers have made statements about potential Scope 3 targets, none of our peers, as far as we can determine, has disclosed the amount of Scope 3 emissions associated with their underwriting portfolios.

In addition, we call your attention to our recently released statement titled "Chubb and Climate Change: Our Policy", which provides exactly what you have called for: “a more fulsome discussion of the difficulties related to setting emissions targets for its underwriting portfolio.”

We request that you reconsider your recommendation in light of these facts and additional disclosure. In the alternative, we ask that you correct the statement regarding the disclosure of Scope 3 emissions.

Sincerely,

/s/ Joseph F. Wayland
Joseph F. Wayland
General Counsel